Exhibit 99.1

VIE FINANCIAL GROUP APPOINTS NEW DIRECTOR AND

FILLS AUDIT COMMITTEE VACANCIES

NEW YORK, NY, May 25, 2004 – The Board of Directors of Vie Financial Group, Inc. (OTCBB: VIFI.OB) has appointed Jonah M. Meer, as a Director and the Chairman of its Audit Committee. Ronald D. Fisher, the Chairman of the Board of Directors, was also appointed to serve as a member of the Audit Committee.

Mr. Meer, 48, is also Chief Executive Officer of jBroker Global Inc., the U.S. affiliate of Ivory Software Systems Ltd, a leading provider of trade order management software systems to the banking community. He is also a consultant to Continental Information Systems Corporation, from which he resigned as Chief Executive Officer in 2003, having previously served as Chief Operating Officer and Chief Financial Officer from 1997 though 2002. Mr. Meer joined Continental from Oppenheimer & Co, following 13 years at Oscar Gruss & Son, a NYSE member firm where he was the partner in charge of operations and finance. He has extensive experience in the securities industry, working with publicly traded companies, and with complex litigation issues. Mr. Meer holds a B.S. in Accounting, a J.D. and an LLM in Taxation.

Dean Stamos, Vie’s Chief Executive Officer, remarked, “We are very pleased to announce the addition of Jonah Meer to our Board of Directors. Mr. Meer brings 25 years of extensive securities industry experience and financial expertise to Vie. We look forward to his valuable contribution to the Board and the Audit Committee.”

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. While Vie Financial Group believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in Vie Financial Group’s filings with the Securities and Exchange Commission. We undertake no obligation to update the forward- looking statements contained in this news release.

About Vie Financial Group, Inc.

Vie Financial Group, Inc. and its subsidiaries provide electronic trading services to institutional investors and broker-dealers. The Company strives to remove the human element from the trading and order execution process in order to eliminate information leakage. Its objective is to provide its clients with high-performance electronic trading that is fast, efficient and nearly invisible to the market.

Contact:

Vie Financial Group, Inc.,

Jennifer Andrews

215-789-3311

info@viefinancial.com